July 28, 2004

Murdoch Henretty                                               VIA HAND DELIVERY

37-977 Blake Drive
Palm Desert, CA 9221


Dear Mr. Henretty:

This letter is to serve as an "Offer of Employment" by and between Innovative Card Technologies, Inc. ("InCard"), a Delaware corporation, hereinafter referred to as "Employer" and Murdoch Henretty, a resident of the state of California, hereinafter referred to as "Employee".

Nothing contained in this "Offer of Employment" shall be deemed to create, either expressly or implied, any contractual relationship between Employer and Employee other than an "at-will" relationship, as the same is defined in the Employee Handbook for InCard, receipt of which is acknowledged by Employee by signing of this "Offer of Employment". Both Employer and Employee may terminate the employment relationship at any time, with or without stated cause or reason. Employee's employment with Employer shall at all times be governed by the terms and conditions of the Employee Handbook, unless expressly provided to the contrary in this "Offer of Employment".

This "Offer of Employment" constitutes the complete and final agreement of the parties and supersedes all prior oral and written agreements, understandings, commitments and practices between the parties. No amendments to this "Offer of Employment" may be made except by in writing, signed by both parties. The invalidity of any portion of this "Offer of Employment" shall have no effect on the validity or enforceability of the remainder of this "Offer of Employment", and any portion held invalid shall be deemed stricken, amended or reduced in scope to the extent required for the purposes of the validity and enforcement hereof.

Whereas, Employer seeks to engage the exclusive services of the Employee; and Employee seeks compensation for the services rendered; and Employer and Employee have agreed upon certain terms of employment; Employer does hereby offer to hire Employee subject to the following terms and conditions:

1.   Employee will serve as CTO, reporting to the CEO and/or President.

2. CEO and/or President will determine the roles and responsibilities as well as the hours to be worked by the CTO.

3. Employee will be compensated at the rate of $60,000 per annum payable semi-monthly in arrears. Such compensation shall be taken by Employee as salary.

4. Employer shall provide standard company fringe benefits including, company paid parking and voluntary contributory group health insurance (Employee is responsible for contributory share of Employee's personal coverage and coverage for any eligible dependents) as provided in the Employee Handbook. Employee shall be entitled to vacation, holidays and sick leave as provided in the Employee Handbook.

5. Employee agrees that any and all work product developed by Employee within the scope of his employment shall be deemed a work made for hire under the United States copyright Laws (17 U.S.C. Section 101) and, by virtue of this, are the sole property of Employer free and clear from all claims of any nature relating to Employee's contributions and other efforts, including, but not limited to the right to copyright the work in the name of employer as author and proprietor thereof and any termination rights thereto. Employee understands and agrees that Employer owns all right, title, and interest in the work product developed within the scope of his employment and has the right to register all copyrights, patents and trademarks therein in its own name, as author, in the United States of America and in all foreign countries. Employee agrees that in the event this Offer of Employment is determined by a court of competent jurisdiction not to be a work for hire under the federal copyright laws, this Offer of Employment shall operate as an irrevocable assignment in perpetuity by Employee to employer of all intellectual property rights in the work product developed by Employee within the scope of his employment.

6. As a pre-condition of employment, Employee agrees to execute a Non-Disclosure Agreement and agrees to maintain the secrecy and confidentiality of the business affairs and dealings of Employer.

7. Employee agrees to devote his full energies, interests, abilities, and productive time to the performance of his duties of employment and shall not, without Employer's prior written consent, render to others services of any kind for compensation, or engage in any other business activity that would materially interfere with the performance of Employee's duties of Employment hereunder. While employed, Employee shall not, directly or indirectly, whether as a partner, employee, creditor, shareholder, or otherwise, promote, participate, or engage in any activity or other business competitive with Employer's business.

8. As an additional inducement to Employee, Employee will receive an equity position in InCard to be vested over a term as defined in the stock plan. InCard is presently in the process of developing its stock plan and will forward documents to Employee when they have been completed, but no later than they are furnished to other employees of InCard.

Please acknowledge your acceptance of these terms and conditions by executing one copy of this letter and returning it to the undersigned.

Sincerely,

/s/ Alan Finkelstein
--------------------
Alan Finkelstein
Chief Executive Officer

                            ACKNOWLEDGED AND ACCEPTED


---------------------                                     ----------------------
Murdoch Henretty                                                  DATE